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                                                                     EXHIBIT 5.2


                          [Letterhead of Ropes & Gray]



                                  May 25, 2001





Palmer & Dodge LLP
One Beacon Street
Boston, Massachusetts 02108

Ladies and Gentlemen:

        This opinion is being furnished to you in connection with the Registration Statement on Form S-3 (the "Registration Statement"), including the prospectuses that are part of the Registration Statement (the "Prospectuses"), filed by TECO Energy, Inc., a Florida corporation (the "Company"), with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), on or about the date hereof. Each Prospectus provides that it will be supplemented in the future by one or more supplements to such Prospectus (each, a "Prospectus Supplement"). The Prospectuses as supplemented by the various Prospectus Supplements will provide for the issuance and sale by the Company of up to $1,360,656,250 aggregate offering price of: (i) unsecured debt securities of the Company (the "Debt Securities"), (ii) common stock, $1.00 par value per share (the "Common Stock"), of the Company, (iii) preferred stock, $1.00 par value per share (the "Preferred Stock"), of the Company, (iv) stock purchase contracts to purchase from the Company a specified number of shares of Common Stock or Preferred Stock at a future date or dates (the "Stock Purchase Contracts"); (v) units consisting of a Stock Purchase Contract and Debt Securities, Preferred Stock, Trust Preferred Securities or debt obligations of third parties, including U.S. Treasury securities, securing the holders' obligations to purchase the Common Stock or Preferred Stock under the Stock Purchase Contracts, (vi) warrants and/or other rights to purchase Debt Securities, Preferred Stock and/or Common Stock, (vii) preferred securities of each of TECO Capital Trust II and TECO Capital Trust III (the "Trust Preferred Securities"), (viii) preferred securities of each of TECO Funding Company II, LLC and TECO Funding Company III, LLC (the "LLC Preferred Securities"), and (ix) guarantees of the LLC Preferred Securities by the Company pursuant to guarantee agreements by and between the Company and The Bank of New York, as guarantee trustee (the "Guarantees").

        The Debt Securities are to be issued pursuant to an Indenture dated as of August 17, 1998 (as amended, the "Indenture") between the Company and The Bank of New York, as trustee.

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Palmer & Dodge LLP                                                 May 25, 2001
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        We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents and records and have made such investigation of fact and such examination of law as we have deemed appropriate in order to enable us to render the opinions set forth herein. In conducting such investigation, we have relied, without independent verification, upon certificates of officers of the Company, public officials and other appropriate persons.

        The opinions expressed herein are limited to matters governed by the laws of the State of New York.

        Based upon the foregoing and subject to the additional qualifications set forth below, we are of the opinion that:

        1. When the Registration Statement has become effective under the Securities Act, the terms of the Debt Securities and of their issuance and sale have been duly established in conformity with the Indenture so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental or regulatory body having jurisdiction over the Company or any of its property, and the Debt Securities have been duly executed, authenticated and delivered in accordance with the Indenture against payment of the purchase price therefor and issued and sold as contemplated by the Registration Statement, the related Prospectus and the related Prospectus Supplement, the Debt Securities will constitute the valid and binding obligations of the Company, subject to the qualifications set forth in the unnumbered paragraphs below.

        2. When the Registration Statement has become effective under the Securities Act, and assuming that (a) the terms of the Guarantees are as described in the Registration Statement and the related Prospectus and the related Prospectus Supplement, (b) the Guarantee Agreements as executed and delivered and their issuance and sale do not violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company, (c) the Guarantee Agreements as executed and delivered and their issuance and sale comply with any requirement or restriction imposed by any court or governmental or regulatory body having jurisdiction over the Company or any of its property and (d) the Guarantees are duly executed and delivered by the parties thereto and issued as contemplated by the Registration Statement, the related Prospectus and the related Prospectus Supplement in connection with a duly authorized offering of the Trust Preferred Securities and LLC Preferred Securities, the Guarantees will constitute valid and binding obligations of the Company, subject to the qualifications set forth in the unnumbered paragraphs below.

        Our opinion that the Debt Securities constitute the valid and binding obligations of the Company assumes that the Indenture and any applicable supplemental indenture thereto has been or will be duly authorized, executed and delivered by the parties thereto. Our opinions that the Debt Securities and Guarantees constitute the valid and binding obligations of the Company


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Palmer & Dodge LLP                                                 May 25, 2001
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assume that the Debt Securities and Guarantees will be duly authorized by all necessary corporate action by the Company.

        Our opinions that the Debt Securities and Guarantees constitute the valid and binding obligations of the Company are subject to (i) bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors, and (ii) general principles of equity, regardless of whether applied in proceedings in equity or at law. Our opinions expressed herein are also subject to the qualification that in the case of an indenture, guarantee agreement, or other agreement or instrument pursuant to which any of the Debt Securities or Guarantees are to be issued, there shall be no terms or provisions contained therein which would affect the validity of any of the opinions expressed herein.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name therein and in the related Prospectus Supplements under the caption "Legal Matters."


                                            Sincerely,


                                            /s/ Ropes & Gray
                                            ----------------
                                            Ropes & Gray